Exhibit 10.28

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

FORM OF AMENDED AND RESTATED
SECURED CONVERTIBLE PROMISSORY NOTE

$[____________]	December ___, 2015
Aliso Viejo, CA

For value received MYnd Analytics, Inc., f/k/a CNS Response, Inc., a Delaware corporation ("Company"), promises to pay to [_______], a [________] ("Holder") on or before December 31, 2017 (the "Maturity Date") the principal sum of $[________] with interest on the outstanding principal amount at the rate of five percent (5%) per annum, compounded annually based on a 365-day year. Interest shall commence with the [date hereof / original date] and shall continue on the outstanding principal until paid in full. The Holder shall have the right in its sole discretion to postpone the Maturity Date repeatedly by providing written notice to the Company.

This Amended and Restated Secured Convertible Promissory Note (this "Note") is one of a series of similar Amended and Restated Secured Convertible Promissory Notes (collectively with this Note, the "Notes") issued by the Company pursuant to the terms of that certain Note Purchase Agreement as amended and restated on June 2, 2015, as further amended on September 14, 2015 by the Omnibus Amendment, and as further amended and restated on December 23, 2015 (the "Second Amended and Restated Note and Warrant Purchase Agreement"), dated as of September 22, 2014 (the "Agreement Date"), to the persons and entities listed on Schedule A thereto (collectively, the "Holders"). Unless otherwise stated, the Notes shall be pari passu in right of payment with respect to each other. All payments to each Holder of a Note shall be made pro rata among the Holders based upon the aggregate unpaid principal amount of the Notes outstanding immediately prior to any such payment. The Company shall not make, and no Holder shall accept, any payment except as shall be shared ratably between the Holders so as to maintain as near as possible the amount of the debt owing under the Notes pro rata according to the Holders' respective proportionate interests in the amount of debt owed as of the date immediately prior to such payment or payments. If any Holder obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest or other amount with respect to the Notes in excess of such Holder's pro rata share of such payments obtained by all Holders, then the Holder receiving such payment in excess of its pro rata share shall distribute to each of the other Holders an amount sufficient to cause all Holders to receive their respective pro rata shares of any payment of principal, interest or other amount with respect to the Notes.

1

1.           Payment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Company may not prepay this Note prior to the Maturity Date without the consent of the Majority Holders (as defined in the Second Amended and Restated Note and Warrant Purchase Agreement). No Notes owned by the Holder can be prepaid without the Holder's consent.

2.           Qualified Financing Conversion. In the event that Company issues and sells shares of its Equity Securities (as defined below) to investors (the "Investors") on or before the Maturity Date in an equity financing with total proceeds to the Company of not less than $5,000,000 (excluding the conversion of the Notes, other convertible indebtedness or other debt) (a "Qualified Financing"), then the outstanding principal balance and accrued interest of this Note (together, the "Conversion Amount") shall automatically convert in whole without any further action by the Holders into a number of shares of Equity Securities equal to the quotient of the Conversion Amount divided by a conversion price of $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Company's common stock ("Common Stock")). Any resulting fraction of a share shall be rounded to the nearest whole share (with 0.5 being rounded up). By receipt of this Note, the Holder acknowledges and agrees that it shall execute and deliver all documents that are reasonably required by the Company to be executed by all of the Investors in the Qualified Financing. For purposes of this Note, the term "Equity Securities" shall mean the Company's Common Stock, preferred stock or any securities conferring the right to purchase the Company's Common Stock or preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company's Common Stock or preferred stock, except that such defined term shall not include (i) any security granted, issued and/or sold by the Company to any employee, director or consultant in such capacity, or (ii) Notes issued pursuant to the Second Amended and Restated Note and Warrant Purchase Agreement.

3.           Voluntary Conversion. Within the period of fifteen (15) days prior to the Maturity Date the Holder shall have an option to convert this Note into shares of Common Stock at a price equal to $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock).

4.           Change of Control. If, prior to the earliest to occur of: (a) a Qualified Financing; (b) the conversion of this Note in accordance with Section 3; or (c) the Maturity Date, the Company shall liquidate, dissolve, or enter into a transaction or series of related transactions providing for a merger or consolidation of Company into or with an entity not previously affiliated with Company, or a sale, lease, transfer or other disposition of all or substantially all of the assets of Company (unless, upon consummation of such merger, consolidation or sale, the holders of voting securities of Company immediately prior to such transaction(s) own directly or indirectly more than fifty percent (50%) of the voting power of the consolidated, surviving or acquiring corporation) (a "Change of Control"), then the Holder shall have the right to have (i) one hundred and fifty percent (150%) of the outstanding principal amount of this Note, plus (ii) accrued but unpaid interest on this Note, repaid in full upon the closing of such Change of Control. Notwithstanding the foregoing, neither (x) a bona fide equity financing as a result of which this Note converts into Equity Securities in accordance with Section 2 above; nor (y) a merger done in order to change the domicile of the Company shall be deemed a Change of Control.

2

5.           Security Interest. The full amount of this Note is secured by the Collateral (as defined in the Security Agreement) identified and described as security therefore in the Security Agreement dated as of the date hereof executed by Company in favor of the Holders (the "Security Agreement"). The Company hereby authorizes the Holder to file, or cause to be filed, any and all documents or instruments that, in the Majority Holders' (as defined in the Second Amended and Restated Note and Warrant Purchase Agreement) discretion, are required in order to perfect the security interest granted hereby, including, without limitation, a UCC-1 financing statement, and, to the extent requested by the Holder, the Company agrees to execute and deliver to the Holder any and all such documents or instruments.

6.           Maturity Date; Extension. Unless this Note has been converted in accordance with the terms of Section 2, Section 3 or Section 4 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date; provided, however, the Holder shall have the right to unilaterally postpone the Maturity Date to any date of the Holder's choice upon written notice to the Company.

7.           Event of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Majority Holders (as defined in the Second Amended and Restated Note and Warrant Purchase Agreement) and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(b) or 7(c)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable, and the Majority Holders (as defined in the Second Amended and Restated Note and Warrant Purchase Agreement) shall be free to exercise any or all other rights and remedies available to the Holders under the Second Amended and Restated Note and Warrant Purchase Agreement, the Notes, the Security Agreement and applicable law. The occurrence of any one or more of the following shall constitute an "Event of Default":

(a)          The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than five (5) days after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)          The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution, liquidation or winding-up of the Company; or

3

(c)          Within forty-five (45) days after the commencement of any proceeding against the Company seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within forty-five (45) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

In the event of any Event of Default hereunder, Company shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

8.           Miscellaneous.

(a)          The rights, powers and remedies of the Holders under the Notes shall be in addition to all rights, powers and remedies given to the Holders by virtue of any statute, rule of law, or other agreement, and shall be cumulative, and may be exercised successively or concurrently.

(b)          Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(c)          This Note shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles of the State of California, or any other state.

(d)          Any term of this Note may be amended (either retroactively or prospectively) with the written consent of the Company and the Majority Holders (as defined in the Second Amended and Restated Note and Warrant Purchase Agreement).

(e)          All notices required or permitted hereunder shall be in writing and shall be delivered in accordance with Section 4.3 of the Second Amended and Restated Note and Warrant Purchase Agreement.

[Signature Page Follows]

4

In Witness Whereof, Company has duly executed and delivered this Note as of the date first set forth above.

MYND ANALYTICS, INC.

By:
	Name:	Paul Buck
	Title:	Chief Financial Officer

[Signature Page to Form of Amended and Restated Secured Convertible Promissory Note]